Exhibit 10.43

March 19, 2018

Todd A. Trapp

8 Buttonwood Drive

Andover, MA 01810

Dear Todd,

I am pleased to confirm our offer of employment to you as Chief Financial Officer for Abiomed, INC. (“ABIOMED” or the “Company”).  This position will report to Michael R. Minogue, Chairman, President and Chief Executive Officer and will be based in Danvers, MA. We are excited to have you join our team and know that you will play a key role in building the strongest team in the industry. The purpose of this letter is to summarize the terms of your employment with the Company.

Your salary will be an annualized rate of $480,000.00, less applicable federal and state withholdings.  Your performance and salary will be reviewed annually and your salary may be adjusted in accordance with normal business practices based on your performance as well as on other factors such as the Company's performance. Your position is classified as exempt, therefore, you will not be eligible for overtime pay.

In addition to your base salary, you will also be eligible for the following benefit programs, subject to all provisions of the applicable plans and policies:

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Your position is eligible for a bonus target of 65% of base salary for performance that meets expectations, with an opportunity to earn from 0% -100% (Code 2, meets) - 150% of your bonus target based on actual Company performance and your achievement against personal objectives. The award of a bonus ultimately is in the discretion of the Company. You will be eligible for a bonus in FY19, which commences April 1, 2018.   Bonuses are paid following the end of our fiscal year, typically in June. To be eligible for the award, you must be an active employee in good standing at the time payment is made.

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In addition, you will be granted Restricted Share Units with an expected value of $1,800,000.00.   The grant date for this equity award will be on or around the 15th of the month following your start date.  Assuming that your performance meets expectations, you will be granted an additional amount of Restricted Share Units in May-June 2019 (FY2020) valued at a minimum of $850,000.00.  Both equity grants will be awarded in accordance with the terms and conditions of ABIOMED’s Stock Incentive Plans and is subject to the approval by ABIOMED’s Compensation Committee of the Board of the Directors.   The restricted stock units will vest one-third annually over three years on the anniversary date of the grant.

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You will receive a Change in Control Agreement that will provide you with salary and benefit continuation for a period of two year in the event that your employment is terminated as a result of a change in control as defined in the agreement.

In Summary:

Annual Base Salary	Annual Bonus Target	New Hire Equity Grant	Minimum Equity Grant 2019/FY20	Total Expected Value of Equity
$480,000	65%	$1,800,000	$850,000	$2,650,000

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The Abiomed Retirement Savings Plan (401k), under which the Company provides a fifty percent (50%) match up to six percent (6%) of the eligible compensation the employee contributes each calendar year.  The employer match is traditionally done prior to February 15th each year.   In order to qualify for the match, you must be employed on December 31 and have worked 501 hours in the calendar year.

•	The Abiomed, Inc. health, dental, vision, disability and life insurance plans.
•	The Abiomed Inc. Employee Stock Purchase Plan (ESPP), which provides for purchase of Company stock at approximately a fifteen percent (15%) discount, subject to the terms of the ESPP.
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Vacation eligibility for up to 20 paid days off on an annual basis, plus 10 Company designated holidays as well as paid sick and personal time.  Time off and accrual is governed by the Company’s time off and vacation policy.

You will receive more detailed information regarding ABIOMED’s benefits and policies on or before your first day of employment. Where a particular benefit is subject to a formal plan (for example, medical insurance, 401(k)), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document. ABIOMED reserves the right on a prospective basis to modify, change or eliminate its compensation, bonus or benefit programs, at the Company's sole discretion.

You represent that you are not bound by any employment contracts, restrictive covenants or other restrictions preventing you from accepting employment with the Company as described herein or carrying out your responsibilities for the Company, or which are in any way inconsistent with any of the terms of this letter.  You also represent that you will not improperly use or disclose, in connection with your employment by the Company, information obtained from others, which you know to be confidential or proprietary, including information from prior employment or consulting arrangements. In order to protect ABIOMED's substantial investment of time and money in the creation and maintaining of its trade secrets and other confidential and proprietary information, as well as its good-will with its clients, customers, suppliers and vendors, all employees are required to sign ABIOMED’s standard employment, non-disclosure/non-compete agreement. The terms and conditions of this agreement will apply, regardless of any change in the nature of your duties, compensation or employment with any entity related to ABIOMED.  We also respect that you may have an obligation to your present and/or prior employers to safeguard the confidential information of those companies. ABIOMED respects these obligations, and expects you to honor them as well. To that end, we expect that you have not taken any documents or other confidential information from any previous employer. Further, we want to make it perfectly clear you should not bring with you to ABIOMED, or use in the performance of your responsibilities for the Company, any proprietary business or technical information, materials or documents of a former employer.

This offer is contingent upon successful verification of references as well as the successful completion of a Company-paid initial-employment drug screen and background check.

This letter constitutes the entire offer regarding the terms and conditions of your employment with ABIOMED and supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment.

Please confirm your acceptance of this offer by signing this letter and returning via email to Kelley Boucher at kboucher@abiomed.com. This offer will expire at 5 pm on March 30th 2018. If offer is approved by Abiomed Board of Directors- your anticipated start date is April 9, 2018.

Todd, I believe you have the talent and purpose to help Abiomed change the world. It is an added benefit to provide you the revised offer on St. Patrick’s Day.  We are very enthusiastic about your joining ABIOMED and look forward to a mutually rewarding working relationship.

This offer will become valid with: written approval from the Abiomed Compensation Committee.

Sincerely,

/s/ Michael R. Minogue

Michael R. Minogue

Chairman, President and Chief Executive Officer

Agreed and Accepted:

I accept the above described position and terms of employment. My start date will be April 9, 2018

/s/ Todd A. Trapp	3/30/2018
Todd A. Trapp	DATE